Exhibit 99 - Unaudited pro forma condensed consolidated financial statements

SELF STORAGE GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Upon receiving the deregistration order from the Securities and Exchange Commission declaring that the Company has ceased to be an investment company, the Company will prepare financial statements on a consolidated basis to include the financial position, results of operations, and cash flows of the Company and its wholly owned subsidiaries, rather than by the current investment company fair valuation approach.

The following table presents the Company's unaudited pro forma balance sheet and has been prepared as if the deregistration order was effective on June 30, 2015 and the unaudited pro forma statement of operations of the Company for the six months ended June 30, 2015 assumes that the deregistration order was effective on January 1, 2015.

The unaudited pro forma financial statements are based upon available information and upon certain assumptions, as set forth in the notes to the unaudited pro forma financial statements that the Company believes are reasonable under the circumstances. The unaudited pro forma financial statements present the Company's change in status from an investment company to an operating company that is no longer regulated as an investment company under the Investment Company Act of 1940 (the "Act"). These unaudited pro forma financial statements do not purport to represent what the Company's financial position or results of operations would actually have been if the deregistration order in fact had occurred on such dates or at the beginning of such periods or the Company's financial position or results of operations for any future dates or periods.

SELF STORAGE GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
 June 30, 2015

		Pro Forma Adjustments
	SELF	Self Storage			Pro Forma
	Historical (A)	Properties (B)	Other		Combined
Assets
Self storage properties	$-	$27,949,770	5,775,005	(C)	$33,724,775
Less accumulated depreciation	-	(1,314,103)	-		(1,314,103)
Self storage properties, net	-	26,635,667	5,775,005		32,410,672
Investments, at value
Wholly-owned subsidiaries (cost $27,725,000 )	33,500,005	-	(33,500,005)	(C)	-
Unaffiliated issuers (cost $6,090,663)	7,104,192	-	(7,104,192)	(D) (E)	-
Cash / Cash and cash equivalents	29,754	477,432	3,565,353	(D)	4,072,539
Available-for-sale securities	-	-	3,538,839	(E)	3,538,839
Accounts receivable	-	89,659	-		89,659
Dividends receivable	13,200	-	-		13,200
Prepaid expenses	-	203,988	-		203,988
Other assets	4,765	-	-		4,765

Total assets	$40,651,916	$27,406,746	$(27,725,000)		$40,333,662

Liabilities
Accounts payable and accrued expenses	$165,870	$348,189	-		$514,059
Due to affiliates	62,891	-	-		62,891
Deferred revenue	-	80,408	-		80,408

Total liabilities	228,761	428,597	-		657,358

Net Assets / Stockholders Equity
Capital stock and additional paid in capital	33,159,940	-	-		33,159,940
Undistributed net realized gains	428,165	-	-		428,165
Net unrealized appreciation on investments	6,835,050	-	(6,835,050)	(F) (G)	-
Member capital	-	27,725,000	(27,725,000)	(C)	-
Accumulated other comprehensive income	-	-	1,060,045	(G)	1,060,045
Retained earnings (deficit)	-	(746,851)	5,775,005	(F)	5,028,154

Total net assets / stockholders equity	40,423,155	26,978,149	(27,725,000)		39,676,304

Total liabilities and net assets / stockholders equity	$40,651,916	$27,406,746	$(27,725,000)		$40,333,662

See notes to unaudited pro forma condensed consolidated financial statements.

SELF STORAGE GROUP, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
 Six Months Ended June 30, 2015

		Pro Forma Adjustments
	SELF	Self Storage			Pro Forma
	Historical (AA)	Properties (BB)	Other		Combined
Investment Income / Revenue
Rental revenue	$-	$2,101,005			$2,101,005
Other property related revenue	-	74,293			74,293
Dividends
Wholly-owned subsidiaries	1,140,000	-	(1,140,000)	(CC)	-
Unaffiliated issuers	80,217	-	(80,217)	(DD)	-

Total investment income / Total revenue	1,220,217	2,175,298	(1,220,217)		2,175,298

Expenses
Compensation and benefits	363,056	238,049			601,105
Property operating expenses	-	592,398			592,398
General and administrative	-	96,977	162,631	(EE)	259,608
Depreciation and amortization	-	312,230			312,230
Professional services	-	-	60,130	(FF)	60,130
Occupancy and other office expenses	74,656	-	(74,656)	(EE)	-
Registration	62,860	-	(62,860)	(EE)	-
Bookkeeping and pricing	37,795	-	(37,795)	(GG)	-
Auditing	20,915	-	(20,915)	(FF)	-
Directors	20,415	-	(20,415)	(FF)	-
Legal	18,800	-	(18,800)	(FF)	-
Stockholder communications	11,698	-	(11,698)	(EE)	-
Custodian	6,900	-	(6,900)	(GG)	-
Insurance	5,430	-	(5,430)	(EE)	-
Transfer agent	5,110	-	(5,110)	(EE)	-
Other	2,877	-	(2,877)	(EE)	-

Total expenses	630,512	1,239,654	(44,695)		1,825,471

Net investment income / Income from operations	589,705	935,644	(1,175,522)		349,827

Realized and Unrealized Gain (Loss) / Other Income
Dividend income	-	-	80,217	(DD)	80,217
Net realized gain on investments in unaffiliated issuers	900,368	-			900,368
Net unrealized appreciation
Wholly-owned subsidiaries	2,220,006	-	(2,220,006)	(HH)	-
Unaffiliated issuers	(423,652)	-	423,652	(HH)	-

Net realized and unrealized gain / Other income	2,696,722	-	(1,796,354)		900,368

Net increase in net assets resulting from operations / Net income before taxes	3,286,427	935,644	(2,971,876)		1,250,195
Income taxes (a)	-	5,438			5,438

Net increase in net assets resulting from operations / Net income	$3,286,427	$930,206	$(2,971,876)		$1,244,757

Earnings per share					$0.17
Weighted average shares outstanding					7,416,766

 (a) As a real estate investment trust, the Company is not subject to federal income tax with respect to that portion of its income which meets certain criteria and is distributed annually to stockholders, however the Company is subject to certain state and local taxes.

See notes to unaudited pro forma condensed consolidated financial statements

SELF STORAGE GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

The unaudited pro forma condensed consolidated financial statements have been prepared to show the Company's change in status from an investment company fair valuation accounting approach to an operating company consolidated basis to  include the accounts of the Company and its wholly owned subsidiaries SSG Bolingbrook LLC ("Bolingbrook"), SSG Dolton LLC ("Dolton"), SSG Merrillville LLC ("Merrillville"), SSG Rochester LLC ("Rochester"), SSG Sadsbury LLC ("Sadsbury"), SSG Summerville I LLC ("Summerville I"), and SSG Summerville II LLC ("Summerville II") (collectively the "Self Storage Properties"). All intercompany balances and transactions have been eliminated in consolidation.

2. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(A) Historical Unaudited Statement of Assets and Liabilities. Represents the historical accounting of assets and liabilities of the Company as a registered investment company with its investments carried at fair value as of June 30, 2015.

(B) Represents the unaudited combined balance sheets of the Company's Self Storage Properties as of June 30, 2015. Each subsidiary owns and operates a self storage facility and each subsidiary maintains its own accounting books and records separate from the Company. Prior to the change in status as a registered investment company the Company recorded its investment in the Self Storage Properties at fair value and recorded the changes in the fair value as an unrealized gain or loss. Upon the effective date of the deregistration (assumed to be on June 30, 2015) of the Company as a registered investment company, the fair value accounting as a registered investment company will no longer apply to the Company, rather the Company will present on a consolidated basis, the underlying assets and liabilities of the Self Storage Properties. The Company's initial carrying value of the Self Storage Properties will be the fair value on the effective date of the change in status.

	Combined
	Balance Sheets	Bolingbrook	Dolton	Merrillville	Rochester	Sadsbury	Summerville I	Summerville II
Assets
Land	$2,661,000	$572,500	$517,500	$486,000	$350,000	$375,000	$230,000	$130,000
Buildings and improvements	25,288,770	5,174,441	4,655,096	4,391,521	3,376,872	4,425,486	2,095,831	1,169,523

Total self storage properties	27,949,770	5,746,941	5,172,596	4,877,521	3,726,872	4,800,486	2,325,831	1,299,523
Accumulated depreciation	(1,314,103)	(257,533)	(232,917)	(221,024)	(214,255)	(225,294)	(106,833)	(56,247)

Self storage properties, net	26,635,667	5,489,408	4,939,679	4,656,497	3,512,617	4,575,192	2,218,998	1,243,276

Cash and cash equivalents	477,432	159,319	105,913	77,870	95,052	7,910	21,862	9,506
Accounts receivable	89,659	7,220	20,123	23,999	7,009	7,349	13,622	10,337
Prepaid expenses	203,988	7,922	9,947	8,804	39,579	118,073	12,142	7,521

Total assets	$27,406,746	$5,663,869	$5,075,662	$4,767,170	$3,654,257	$4,708,524	$2,266,624	$1,270,640

Liabilities and member capital
Accounts payable and accrued expenses	$348,189	$119,367	$93,471	$70,066	$8,351	$9,826	$27,766	$19,342
Deferred revenue	80,408	12,108	10,558	9,235	20,015	9,137	14,976	4,379

Total liabilities	428,597	131,475	104,029	79,301	28,366	18,963	42,742	23,721

Member Capital
Member capital	27,725,000	5,700,000	5,100,000	4,825,000	3,750,000	4,750,000	2,300,000	1,300,000
Retained earnings (deficit)	(746,851)	(167,606)	(128,367)	(137,131)	(124,109)	(60,439)	(76,118)	(53,081)

Total member capital	26,978,149	5,532,394	4,971,633	4,687,869	3,625,891	4,689,561	2,223,882	1,246,919

Total liabilities and member capital	$27,406,746	$5,663,869	$5,075,662	$4,767,170	$3,654,257	$4,708,524	$2,266,624	$1,270,640

(C) Represents the elimination of carrying the ownership of the Self Storage Properties as an investment at fair value as a registered investment company and providing for the recording of the underlying assets and liabilities of these companies (as detailed in Note B) on a consolidated basis. The initial carrying basis of the underlying Self Storage Properties is the fair value on the effective date of the Company's deregistration as an investment company under the Act which is assumed to be effective June 30, 2015. The unrealized gain of $5,775,005 on the Self Storage Properties is adjusted to the underlying costs of such properties.

(D) Represents the reclassification of the Company's investment in a money market fund which is deemed a cash equivalent to cash and cash equivalents.

(E) Represents the reclassification of common and preferred stock investments in securities to available-for-sale securities. Such investments will be accounted for at fair value with unrealized changes in fair value reflected as a separate component of "Other Comprehensive Income" a component of stockholders' equity.

 (F) Represents the adjustment to reclassify the unrealized gain on the Self Storage Properties to pro forma retained earnings (deficit).

(G) Represents the adjustment to reclassify the unrealized gain on the Company's investments in available-for-sale securities to pro forma accumulated other comprehensive income.

SELF STORAGE GROUP, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. ADJUSTMENTS TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(AA) Historical Unaudited Statement of Operations. Represents the historical accounting of the Company's statement of operations as a registered investment company with its investments carried at fair value for the six months ended June 30, 2015.

(BB) Represents the unaudited combined statements of income of the Company's Self Storage Properties for the six months ended June 30, 2015. Each subsidiary owns and operates a self storage facility and each subsidiary maintains its own accounting books and records separate from the Company. Prior to the change in status as a registered investment company the Company recorded the change in the fair value of its Self Storage Properties as an unrealized gain or loss in the statement of operations. Upon the effective date of the deregistration (assumed to be January 1, 2015) of the Company as a registered investment company, the Company will consolidate the revenues and expenses of the Self Storage Properties presented in the statement of operations and no longer fair value the Self Storage Properties.

	Combined
	Statements of
	Income	Bolingbrook	Dolton	Merrillville	Rochester	Sadsbury	Summerville I	Summerville II
Revenue
Rental revenue	$2,101,005	$324,589	$361,436	$301,381	$474,333	$294,535	$221,114	$123,617
Other property related revenue	74,293	9,328	16,598	9,832	16,038	11,827	7,190	3,480

Total revenue	2,175,298	333,917	378,034	311,213	490,371	306,362	228,304	127,097

Expenses
Property operating expenses	592,398	91,940	87,160	76,125	150,482	97,865	56,596	32,230
Depreciation and amortization	312,230	64,424	58,492	56,197	42,783	47,871	27,101	15,362
Compensation and benefits	238,049	32,620	25,929	29,787	54,624	54,170	31,814	9,105
General and administrative	96,977	10,334	12,684	11,447	24,274	18,721	11,883	7,634

Total expenses	1,239,654	199,318	184,265	173,556	272,163	218,627	127,394	64,331

Net income before taxes	935,644	134,599	193,769	137,657	218,208	87,735	100,910	62,766
Income taxes	5,438	-	-	314	-	-	2,562	2,562

Net income	$930,206	$134,599	$193,769	$137,343	$218,208	$87,735	$98,348	$60,204

(CC) Represents the elimination of the fair value accounting as a registered investment company for the underlying Self Storage Properties and providing for the underlying revenue and expenses of the Self Storage Properties (as detailed in Note BB) on a consolidated basis as of the Company's deregistration as an investment company under the Act, which is assumed to be January 1, 2015.
(DD) Represents the reclassification of dividend income from the unaffiliated issuers to Other Income.

(EE) Represents the reclassification of the following historical expenses of the Company incurred for the six months ended June 30, 2015 to General and administrative.

General and administrative	$162,631
Occupancy and other office expenses	74,656
Registration	62,860
Stockholder communications	11,698
Transfer agent	5,110
Insurance	5,430
Other	2,877

(FF) Represents the reclassification of the following historical expenses of the Company incurred for the six months ended June 30, 2015 to Professional services.

Professional services	$60,130
Legal	18,800
Directors	20,415
Auditing	20,915

 (GG) Represents the adjustment to eliminate the expenses which are attributable to the Company operating as an investment company.

(HH) Represents the adjustment to net unrealized appreciation to eliminate the income statement effect that was previously recorded by the Company under its existing accounting policy as an investment company, assuming that the deregistration order was effective on January 1, 2015. Available-for-sale securities would have been accounted for at fair value with unrealized changes in fair value recorded as a separate component of "other comprehensive income", a component of stockholders' equity.